Exhibit 99.1

MILLS MUSIC TRUST

C/O HSBC BANKS U.S.A.

452 FIFTH AVENUE

NEW YORK, NY 10018-2706

March 31, 2015

Quarterly Distribution Report No. 201

To the holders (the “Unit Holders”) of Trust Certificates representing interests (the “Trust Units”) in Mills Music Trust (the “Trust”):

Enclosed you will find a check representing your share of a distribution by the Trust to the Unit Holders of record at the close of business on March 30, 2015.

This Quarterly Distribution Report relates to the payment received by the Trust from EMI Entertainment World Inc., attributable to the fourth quarter of 2014 (the “Q4 Distribution Period”).

The Trust received $113,453 ($.4085 per Trust Unit) for the Q4 Distribution Period (the “Q4 Payment”), as compared to $174,532 ($.6285 per Trust Unit) for the payment attributable to the fourth quarter of 2013.

After receiving the Q4 Payment, the Trust paid $36,361 to third parties in connection with invoices for services rendered to the Trust, leaving a balance of $77,091 ($.2776 per Trust Unit). This balance is being distributed to the Unit Holders of record as of the close of business on March 30, 2015.

During the twelve month period ended March 31, 2015, the Trust’s aggregate distributions will amount to $301,595 ($1.0860 per Trust Unit), as compared to $636,276 ($2.2911 per Trust Unit) during the twelve month period ended March 31, 2014.

Additional computation details are set forth in the attached report.

The information contained in this Quarterly Distribution Report will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The Trust’s SEC filings are available to the public over the internet on the SEC’s web site at http://www.sec.gov.

Very truly yours,

        MILLS MUSIC TRUST

The following is a computation of amounts available for distribution and/or the payment of administrative expenses of the Trust during the three months and twelve months ended March 31, 2015 and March 31, 2014 out of payments made to the Trust in connection with a deferred contingent purchase price obligation under the asset purchase agreement, dated December 5, 1964:

	Three Months Ended March 31, 2015		Per Unit*

Gross royalty income collected by EMI for the period	$512,669

Less: Related royalty expense	258,232
Amount deducted by EMI	140,984
Adjustment for copyright renewals, etc.	—

	399,216

Balance as reported by EMI	$113,453

Payments received by Trust	$113,453
Audit settlement	—
Funds held for payment of expenses	—

Total	113,453		$.4085
Less: Fees and expenses to Registrar-Transfer Agent and other administrative expenses	(36,362)		(.1309)

Reserve for payment of expenses	—

Balance available for distribution	$77,091		$.2776

Distribution per Unit*		$.2776

*	Based on the 277,712 Trust Units outstanding.

Three Months Ended March 31, 2014		Per Unit*	Twelve Months Ended March 31, 2015		Per Unit	Twelve Months Ended March 31, 2014		Per Unit*

$541,942			$2,895,688			$2,553,088

218,376			1,354,302			1,181,772
149,034			862,361			748,341
—			—			114,000

367,410			2,216,663			2,044,113

$174,532			$679,024			$508,975

$174,532		$.6285	$679,024		2.4451	$508,975		$1.8327
625,000		2.2505	—			625,000		2.2505
20,806		.0749	132,146		.4758	—		—

820,338		2.9539	811,170		2.9209	1,133,975		4.0832

184,062		.6628	509,575		1.8349	(497,699)		(1.7921)

$636,276		$2.2911	$301,595		$1.0860	$636,276		$2.2911

	$2.2911			$1.0860			$2.2911